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                           METROPOLITAN SERIES FUND II

                                 AMENDMENT NO. 1
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                       ----------------------------------

     The undersigned, being at least a majority of the Trustees of Metropolitan Series Fund II (the "Trust"), hereby consents to and adopts the following amendment to the Trust's Agreement and Declaration of Trust dated August 22, 2003 (the "Declaration of Trust"), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts:

     The undersigned Trustee desiring to terminate the Lehman Brothers/(R)/ Aggregate Bond Index Portfolio II, such Series having no outstanding shares, and having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, the first sentence of Section 6 of Article III of the Declaration of Trust is hereby amended to read in its entirety as follows:

     Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, the following Series shall be, and is hereby, established and designated: "MetLife Stock Index Portfolio II."

     The foregoing amendment shall become effective as of the time it is filed with the Secretary of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal for himself and for his successors and assigns this 20th day of October, 2003.


                                        /s/ John F. Guthrie
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                                        John F. Guthrie, Trustee